Name
Street Address
City, State and Zip Code

Date:

Re:      Stock Award

Dear ___________:

In consideration for your past and future advice, services and work as the ___________ of RemoteMDx, Inc., the Board of Directors of the Company has agreed to grant to you, as of the date of this letter, an award of _____________ shares of Common stock of the Company.  We will promptly instruct our counsel to make the necessary filing s to have the shares issued as soon as possible.

Thank you again for your valuable services to the Company.

Sincerely,
RemoteMDx, Inc.

By:_______________
Title:______________

Accepted and Agreed:

____________________________

____________________________